Exhibit 99.1

Adicet Reports Third Quarter 2020 Financial Results and Provides Business Update

Menlo Park, CA and Boston, MA – November 5, 2020 – Adicet Bio, Inc. (Nasdaq: ACET), a biotechnology company discovering and developing first-in-class allogeneic gamma delta T cell therapies for cancer and other diseases, today reported financial results for the third quarter ended September 30, 2020.

“We are extremely proud of the milestones we’ve achieved this quarter, including the completion of the merger between Adicet Bio and resTORbio, the clearance of our IND application for ADI-001, and the expansion of our executive team with the appointment of Nick Harvey as CFO and, more recently, Don Healey, Ph.D., as CTO,” said Chen Schor, President and Chief Executive Officer of Adicet. “Looking ahead, we expect to initiate the Phase 1 clinical trial for ADI-001 in the first quarter of 2021 for the treatment of non-Hodgkin’s lymphoma and continue to leverage our gd T therapy approach to provide a pipeline of highly differentiated product candidates with selective tumor targeting, innate and adaptive anti-tumor immune response, and improved persistence for durable activity.”

Third Quarter & Recent Business Updates

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IND application cleared by FDA for lead asset, ADI-001, a first-in-class allogeneic CAR gamma-delta T cell therapy. In October 2020, Adicet reported that the U.S. Food and Drug Administration (FDA) accepted the Company’s Investigational New Drug (IND) application for lead asset, ADI-001, an allogeneic gamma delta (gd) T cell therapy expressing a chimeric antigen receptor (CAR) targeting CD20 for treatment of non-Hodgkin’s lymphoma (NHL). The Company expects to initiate the Phase 1 clinical trial in the first quarter of 2021 to evaluate safety and efficacy of ADI-001 in NHL patients. Site initiation activities are underway and interim clinical data from this study are expected in 2021.

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Built out the management team with the appointment of Nick Harvey as Chief Financial Officer and Don Healey, Ph.D., as Chief Technology Officer. In September 2020, Adicet announced the appointment of Nick Harvey as Chief Financial Officer. Mr. Harvey is responsible for leading the company’s financial strategy and management of activities related to accounting, capital markets and business operations. In October 2020, Dr. Healey joined the management team as Chief Technology Officer, responsible for the development of Adicet’s genetically-modified T cell therapies for clinical development and commercialization, including manufacturing, viral vector operations and analytics.

•

Successfully completed merger with resTORbio. In September 2020, Adicet Bio completed its merger with resTORbio, Inc. and commenced trading on the Nasdaq Global Market under the ticker symbol “ACET” on September 16, 2020.

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Received $10 million product development milestone payment from Regeneron. In August 2020, Adicet announced that it received a $10 million milestone payment from Regeneron related to ADI-002 meeting key preclinical development goals, in accordance with the terms of its strategic collaboration with Regeneron. ADI-002 is Adicet’s allogeneic off-the-shelf gd T cell product candidate targeting GPC3 for solid tumors associated with high GPC3 expression such as hepatocellular carcinoma, the most prevalent form of liver cancer.

Financial Results for Third Quarter of 2020:

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Research and Development (R&D) Expenses: R&D expenses increased by $2.6 million to $8.9 million for the quarter ended September 30, 2020, compared to $6.3 million during the same period in 2019. This increase is primarily driven by an increase of $1.9 million in payroll and personnel expenses due to increases in headcount of employees involved in research and development activities, an increase of $0.9 million in fees incurred for CROs and CMOs costs due to initiating and ramping up manufacturing and preclinical development activities related to our first product candidate, offset by decrease in costs for other consultants by $0.3 million. Payroll and personnel expenses for the quarter ended September 30, 2020 includes $1.0 million of non-cash stock-based compensation expense compared to $0.1 million during the same period in 2019 due to an one-time charge of $0.9 million resulting from the modification of stock awards in connection with the merger.

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General and Administrative (G&A) Expenses: G&A expenses increased by $5.9 million to $7.7 million for the quarter ended September 30, 2020, compared to $1.8 million during the same period in 2019. This increase is primarily driven by an increase of $3.2 million of payroll and personnel expenses, an increase of $2.4 million of professional fees for legal, consulting, accounting, tax and other services, and an increase of $0.3 million in facility and other expenses. Payroll and personnel expenses for the quarter ended September 30, 2020 includes $2.0 million of non-cash stock-based compensation expense compared to $0.3 million during the same period in 2019 due to an one-time charge of $1.7 million resulting from the modification of stock awards in connection with the merger. The increase in professional fees was primarily due to transaction costs incurred in connection with the merger with resTORbio of $2.0 million during the quarter ended September 30, 2020.

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Net Loss: Net loss attributable to common shareholders for the quarter ended September 30, 2020 was $14.8 million, or a net loss of $2.84 per basic and diluted share, including non-cash stock-based compensation expense of $3.0 million, as compared to $14.8 million during the same period in 2019, or a net loss of $6.87 per basic and diluted share, including non-cash stock-based compensation expense of $0.4 million.

•	Cash Position: Cash and cash equivalents and marketable debt securities were $108.1 million as of September 30, 2020, compared to $73.0 million as of December 31, 2019.

About Adicet

Adicet is a biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer and other diseases. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors and T cell receptor-like antibodies to enhance selective tumor targeting, facilitate innate and adaptive anti-tumor immune response, and improve persistence for durable activity in patients. For more information, please visit our website at http://www.adicetbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business and operations of Adicet including, but not limited to, preclinical and clinical development of Adicet’s product candidates, including future plans or expectations for ADI-001 and ADI-002 and potential therapeutic effects of ADI-001 and ADI-002, the timing and outcome of discussions with FDA and other regulatory agencies, expectations regarding the design, implementation, timing, and success of its future clinical studies of ADI-001, including whether they are pivotal or would support registration, expectations regarding its other CAR gd T cell therapy development activities, the impact of individual executive officers on Adicet’s success, and its expectations regarding its uses of capital, expenses, future accumulated deficit and other third quarter 2020 financial results. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of COVID-19 on Adicet’s business and financial results, including with respect to disruptions to its clinical trials, business operations, and ability to raise additional capital; Adicet’s ability to execute on its strategy; that positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; future clinical studies may fail to demonstrate adequate safety and efficacy of our product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; regulatory developments in the United States and foreign countries; Adicet’s estimates regarding expenses, future revenue, and capital requirements; as well as those risks and uncertainties set forth in Adicet’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

ADICET BIO, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue—related party	$3,028	$(7,047)	$12,493	$(974)
Operating expenses:
Research and development	8,942	$6,331	$24,651	$17,168
General and administrative	7,741	1,847	17,684	6,069

Total operating expenses	16,683	8,178	42,335	23,237

Loss from operations	(13,655)	(15,225)	(29,842)	(24,211)
Interest income	153	276	704	561
Interest expense	(50)	—	(84)	—
Other income (expense), net	(1,224)	171	(1,174)	2,091

Loss before income taxes	(14,776)	(14,778)	(30,396)	(21,559)
Income tax expense (benefit)	3	—	(2,676)	1

Net loss	$(14,779)	$(14,778)	$(27,720)	$(21,560)

Net loss per share —basic and diluted	$(2.84)	$(6.87)	$(8.69)	$(10.10)

Weighted-average number of common shares used in net loss per share —basic and diluted	5,208,887	2,149,986	3,190,557	2,133,645

ADICET BIO, INC.

Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2020	December 31, 2019
Cash, cash equivalents and marketable debt securities	$108,120	$72,988
Working capital	87,334	49,321
Total assets	150,397	81,587
Contract liabilities—related party	19,390	21,883
Accumulated deficit	(97,367)	(69,647)
Total stockholders’ equity (deficit)	116,930	(60,366)

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Janhavi Mohite

Stern Investor Relations, Inc.

212-362-1200

janhavi.mohite@sternir.com